Exhibit (a)(23)

CERTIFICATE OF TERMINATION OF

INTERNATIONAL EQUITY FLEX I PORTFOLIO

AND

INTERNATIONAL EQUITY FLEX II PORTFOLIO

OF

CREDIT SUISSE TRUST

The undersigned J. Kevin Gao, does hereby certify that:

(1)                                              He is the duly elected and acting Secretary of Credit Suisse Trust, a trust with transferable shares under Massachusetts law (the “Trust”), established and existing under that certain Agreement and Declaration of Trust filed with the Secretary of The Commonwealth of Massachusetts on March 15, 1995, as amended to date (the “Declaration of Trust”).

(2)                                              In accordance with Section 6.1(b) of the Declaration of Trust, the Board of Trustees voted on August 18, 2009, to terminate the International Equity Flex I Portfolio and International Equity Flex II Portfolio (the “Portfolios”) of the Trust.

(3)                                              There are no outstanding shares of the Portfolios.

(4)                                              The Portfolios have no net assets.

(5)                                              In accordance with Section 6.1(b) of the Declaration of Trust, the termination of the Portfolios shall be effective upon the filing of this Certificate of Termination with the Secretary of The Commonwealth of Massachusetts.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 14th day of December, 2009.

/s/Kevin Gao
J. Kevin Gao, Secretary

ACKNOWLEDGEMENT

STATE OF NEW YORK	)
	)	ss	December 14, 2009
COUNTY OF NEW YORK	)

Then personally appeared before me the above named J. Kevin Gao, Secretary, and acknowledged the foregoing instrument to be his free act and deed.

/s/Karen A. Regan
Notary Public
My Commission Expires 12/09

[NOTARIAL SEAL]	KAREN A. REGAN
Notary Public, State of New York
No. 01RE6000715
Qualified in New York County
Commission Expires Dec. 22, 2009